Exhibit 3.5

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SEASTAR MEDICAL HOLDING CORPORATION”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2025, AT 11:26 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIFTH DAY OF JANUARY, A.D. 2026 AT 12:01 O’CLOCK A.M.

/s/ C. P. Sanchez
Charuni Patibanda-Sanchez, Secretary of State
4000664 8100	Authentication: 202705857
SR# 20255043708	Date: 01-02-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:26 AM 12/31/2025 FILED 11:26 AM 12/31/2025 SR 20255043708 - File Number 4000664

Fourth Certificate of Amendment
to the
Third Amended and Restated Certificate of Incorporation
of
SeaStar Medical Holding Corporation

SeaStar Medical Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is SeaStar Medical Holding Corporation.

2.	This Fourth Certificate of Amendment amends the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment dated as of September 19, 2023, the Second Certificate of Amendment dated as of June 6, 2024, and the Third Certificate of Amendment dated as of January 27, 2025. (the “Certificate of Incorporation”).

3.	The Certificate of Incorporation is hereby amended by restating the first sentence of Article IV, Section 4.1 in its entirety as follows:

“Authorized Shares. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 435,000,000 shares, consisting of: (a) 425,000,000 shares of common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).”

4.	The Certificate of Incorporation is hereby amended by adding at the end of Article IV the following new paragraph:

“Effective immediately upon the filing of this Certificate of Amendment with the Secretary of the State of Delaware (the “Effective Time”), each ten (10) shares of the Corporation’s Common Stock, par value $0.0001 per share (“Common Stock”), then issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, one whole share of Common Stock.”

5.	The foregoing amendments have been duly adopted by the board of directors of the Corporation and the Corporation’s stockholders, by a majority of the votes cast at the special meeting of stockholders of the Corporation held on December 18, 2025, pursuant to Sections 141 and 242 of the DGCL.

6.	This Certificate of Amendment shall be effective on January 5, 2026, at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, SeaStar Medical Holding Corporation has caused this Fourth Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 31st day of December, 2025.

/s/ Eric Schlorff
Eric Schlorff
Chief Executive Officer

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